As filed with the Securities and Exchange Commission on December 20, 2006
Registration No. ______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TUTOGEN MEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA	59-3100165

(State of Incorporation)	(I.R.S. Employer Identification No.)
13709 Progress Boulevard, Box 19
Alachua, Florida 32615
(Address of Principal Executive Offices)
2006 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN
(Full Title of the Plan)
GUY MAYER, PRESIDENT
Tutogen Medical, Inc., 13709 Progress Boulevard, Box 19
Alachua, Florida 32615 / (386) 462-0402
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copy to:
WILLIAM J. SCHIFINO, SR., ESQ.
Williams Schifino Mangione & Steady, P.A.
Suite 3200
One Tampa City Center
Tampa, Florida 33602
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of	Amount	offering	aggregate	Amount
securities to	to be	price	offering	of registration
be registered	registered(1)	per share(2)	price	fee (2)
Common Stock, $.01 par value	1,000,000 shs.	$6.60	$6,600,000	$707

(1)	Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration as provided by the Plan.

(2)	Pursuant to Rule 457(h), the offering price is estimated solely for the purpose of determining the registration fee and is based on the closing price of the common stock on the American Stock Exchange on December 19, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
               Tutogen Medical, Inc. (the “Company”) hereby incorporates the following documents, previously filed with the Securities and Exchange Commission, by reference:
(a)	The Company’s latest Annual Report on Form 10-K for the fiscal year ended September 30, 2005;

(b)	All documents filed by the Company pursuant to Section 13, and 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended September 30, 2005; and

(c)	The Company’s Articles of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock with a par value of $.01 per share. The holders of the shares of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Common Stock are entitled to receive such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of Common Stock. The holders of Common Stock are entitled to share ratably in the assets of the Company remaining after the payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of the Company. There are no preemptive rights, conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to the Common Stock.
Item 4. Description of Securities.
               The Company’s shares of Common Stock are registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934.
Item 5. Interest of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Article VI, Sections A, B, C and D of the By-Laws of the Company provide for the indemnification by the Company of each director, officer, and employee of the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, to which he or they are made a part by reason of his/her being or having been a director of the Company or a director of such corporation, including any action brought by the Company or any such corporation. Each director of the Company on being elected or appointed shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefor unenforceable.
Item 7. Exemption from Registration Claimed.
          None
Item 8. Exhibits.
          The following are filed as Exhibits to this Registration Statement
          Exhibits:
4.2	A copy of the Company’s 2006 Incentive and Non-Statutory Stock Option Plan approved by shareholders on March 13, 2006.

5	Opinion of Williams Schifino Mangione & Steady, P.A. as to the shares of Common Stock being registered.

24.1	Consent of Williams Schifino Mangione & Steady, P.A. (filed as Exhibit 5).

24.2	Consent of Deloitte & Touche LLP, the Company’s independent auditors.
Item 9. Undertakings.
          The undersigned Registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) to remove for registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Signature Page to Follow

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alachua and State of Florida, on the 19th day of December, 2006.

TUTOGEN MEDICAL, INC.
By:	/s/ Guy L. Mayer
Guy L. Mayer
Chief Executive Officer

By:	/s/ L. Robert Johnston, Jr.
L. Robert Johnston, Jr.
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy L. Mayer Guy L. Mayer	Director	December 19, 2006

/s/ G. Russell Cleveland G. Russell Cleveland	Director	December 19, 2006

/s/ Roy D. Crowninshield Roy D. Crowninshield, Ph.D.	Director	December 19, 2006

/s/ Neal B. Freeman Neal B. Freeman	Director	December 19, 2006

/s/ J. Harold Helderman Dr. J. Harold Helderman	Director	December 19, 2006

/s/ Udo Henseler Udo Henseler, Ph.D.	Director	December 19, 2006

/s/ Adrian J. R. Smith Adrian J. R. Smith	Director	December 19, 2006

/s/ Carlton E. Turner Dr. Carlton E. Turner	Director	December 19, 2006